Exhibit 99.1

FOR IMMEDIATE RELEASE

CASCADE CORPORATION RELEASES INFORMATION REGARDING OPERATIONS IN AUSTRALIA

Portland, Oregon – February 14, 2011 - Cascade Corporation (NYSE: CASC) announced today its facility in Brisbane, Australia was significantly damaged in the mid-January flooding in the Queensland, Australia region. The Company continues to assess the impact of the flooding on ongoing operations and is working with its insurance carriers and landlord to assess the amount of damage to equipment and inventory. Although Cascade expects to eventually recover from insurance proceeds a substantial portion of losses related to the flood, the resulting damage will require a fourth quarter write-off of between $5 to $7 million. Recovery of insurance proceeds is not expected until fiscal 2012. Australian operations account for about 5% of Cascade’s global revenues.

Robert Warren, CEO and President of Cascade noted “This disaster is having a significant impact on the Brisbane area. I feel very fortunate that our employees were able to manage through the event and are safe. However, this will cause significant disruption of our operations in Australia. On the positive side, our global organization has allowed us to continue to meet our customers’ needs while we restore our Australian facility to full operation.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results or ultimate circumstances to differ materially from results or circumstances indicated or implied in this release or in any other forward-looking statements made by us, or on our behalf. These factors include, among others, risks related to the accuracy and completeness of our preliminary assessment of damages, the availability of insurance to cover losses as expected, and our efforts to restore operations at our manufacturing facility in a timely manner. Additional considerations and other important risk factors affecting our business are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com